QUERYOBJECT SYSTEMS CORPORATION                                     EXHIBIT 11.1

COMPUTATION OF NET LOSS PER SHARE

                                                           THREE MONTHS ENDED JUNE 30,       SIX MONTHS ENDED JUNE 30,
                                                           ---------------------------       -------------------------

                                                              2001             2000            2001             2000
                                                              ----             ----            ----             ----

Common shares outstanding at beginning of year              10,361,657       4,983,663      10,361,657       4,983,663

      Issuance of common stock                              10,350,305            --         5,792,695            --

      Conversions of preferred stock into common shares           --         4,211,747            --         3,489,252

      Warrants exercised into common shares                       --           591,696            --           571,970

      Stock options exercised into common shares                  --            24,301            --            17,505
                                                            ----------       ---------      ----------       ---------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                  20,711,962       9,811,407      16,154,352       9,062,390
                                                            ==========       =========      ==========       =========

NET LOSS                                                  $ (2,049,061)   $ (2,071,902)   $ (5,207,153)   $ (4,066,794)
                                                            ==========       =========      ==========       =========

Basic and diluted net loss per common share               $      (0.10)   $      (0.21)   $      (0.32)   $      (0.45)
                                                            ==========       =========      ==========       =========